Exhibit 4.1
DIAMOND TRIUMPH AUTO GLASS, INC.
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION
(AS SUCCESSOR IN INTEREST TO STATE STREET BANK AND TRUST COMPANY)
as Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of October 7, 2005
to the
INDENTURE
Dated as of March 31, 1998
as supplemented by that
FIRST SUPPLEMENTAL INDENTURE
Dated as of August 11, 2005

9 1/4% Senior Notes due 2008

     This SECOND SUPPLEMENTAL INDENTURE, dated as of October 7, 2005 (this “Second Supplemental Indenture”), to the Indenture (as defined below) is entered into by and between DIAMOND TRIUMPH AUTO GLASS, INC., a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), as Trustee (the “Trustee”). Defined terms used herein and not otherwise defined herein shall have the meanings given in the Indenture.
RECITALS
     WHEREAS, the Company and the Trustee have heretofore executed and delivered that certain Indenture, dated as of March 31, 1998 (the “Indenture”), as supplemented by that First Supplemental Indenture, dated as of August 11, 2005 (the “First Supplemental Indenture”), pursuant to which the Company’s 9.25% Senior Notes due 2008 (the “Notes”) were originally issued;
     WHEREAS, the Company has solicited consents from the Holders of Notes to a certain proposed amendment to the Indenture, in accordance with the terms and conditions of an Offer to Purchase and Consent Solicitation Statement, dated August 11, 2005, as amended by that Amendment and Supplement to the Offer to Purchase and Consent Solicitation Statement, dated September 1, 2005 (collectively, the “Statement”);
     WHEREAS, the Company desires to amend Section 4.08 of the Indenture to eliminate the requirement that the Company file annual, quarterly and current reports with the Securities and Exchange Commission and to require the Company to make available to Holders quarterly and annual reports;
     WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company, when authorized by a resolution of its Board of Directors, and the Trustee, upon the receipt of an Officers’ Certificate and an Opinion of Counsel, may enter into a supplemental indenture for the purpose of amending or supplementing the Indenture;
     WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed amendment set forth in this Second Supplemental Indenture in accordance with Section 9.02 of the Indenture;
     WHEREAS, the Company has, pursuant to Sections 9.02, 9,06 and 11.04 of the Indenture, heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions adopted by the Company’s Board of Directors authorizing the execution and delivery of this Supplemental Indenture; (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph, and (iii) an Opinion of Counsel and an Officers’ Certificate, each containing the information required by the Indenture, and therefore the Company and the Trustee are authorized to execute and deliver this Second Supplemental Indenture;
     WHEREAS, the Company’s Board of Directors has taken the necessary actions required to authorize the Company’s execution and delivery of this Second Supplemental Indenture; and

     WHEREAS, all other acts, conditions precedent and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement for the purposes expressed herein, enforceable in accordance with its terms, and all of the applicable conditions and requirements set forth in the Indenture, have been in all respects duly authorized, performed and fulfilled.
     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto have executed and delivered this Second Supplemental Indenture, and each of the Company does hereby covenant and agree with the Trustee for the benefit of the Holders as follows:
ARTICLE ONE
AMENDMENTS
     Section 1.01. Amendment to the Indenture. Section 4.08 of the Indenture entitled “Commission Reports” is hereby renamed “Reports” and amended to read in its entirety as follows (the “Amendment”):
     (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding (unless defeased in a Legal Defeasance), the Company will have its annual consolidated financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the Holders of Notes (i) as soon as available and, in any event, not later than forty-five days after the end of each of the first three quarters of each fiscal year, a report that shall contain all information, including, but not limited to, quarterly financial statements, required to be set forth in a quarterly report on Form 10-Q if the Company was required to file such report with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, and (ii) as soon as available and, in any event, not later than ninety days after the end of each fiscal year, a report that shall contain all information, including, but not limited to, financial statements, required to be set forth in an annual report on Form 10-K if the Company was required to file such report with the Commission pursuant to Section 13 or 15(d) of the Exchange Act; provided that with respect to the annual information only, such annual financial statements shall also include a report on the annual financial statements by the Company’s certified independent accountants; provided, further, that no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls over financial reporting that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required to be included in or accompany any such reports or financial statements.
     The Company will distribute such information and such reports electronically to the trustee under this Indenture, and shall make available such information to any Holder of the Notes and to any Beneficial Owner of the Notes,

and will make such information readily available to any prospective investor, any securities analyst or any market maker in the Notes, by posting such information on the Company’s website or on IntraLinks or any comparable password protected online data system; provided that if such information is provided by means of IntraLinks or a comparable password protected online data system, then the Company shall make readily available any password or other login information to any such Holder, Beneficial Owner, prospective investor, securities analyst or market maker.
     (b) For so long as any Notes remain outstanding, the Company will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
ARTICLE TWO
MISCELLANEOUS
     Section 2.01. Confirmations. Except as expressly amended by this Second Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects; all of the terms, provisions and conditions shall be and remain in full force and effect; and the Indenture as so amended shall be read, taken and construed as one and the same instrument.
     Section 2.02. Effectiveness and Operation of Amendment. Upon the execution and delivery of this Second Supplemental Indenture by the Trustee and the Company, the Amendment contained herein shall become effective as of the date hereof.
     Section 2.03. Reference to and Effect on the Indenture. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Second Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.
     Section 2.04. Corresponding Amendment to Notes. Each Note shall be amended to make the terms of such Note consistent with the terms of the Indenture, as amended by this Second Supplemental Indenture. To the extent of any conflict between the terms of the Notes and the terms of the Indenture, as supplemented by this Second Supplemental Indenture, the terms of the Indenture, as supplemented by this Second Supplemental Indenture, shall govern and be controlling.
     Section 2.05. Concerning the Trustee. The Trustee accepts the trust created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Second Supplemental Indenture, to which the parties hereto and the Holders, from time to time, of the Notes agree and, except as expressly set forth in the Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity or the sufficiency of this Second Supplemental Indenture.
     Section 2.06. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Second Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by Trust Indenture Act of 1939, as amended (the “TIA”), as in force as of the effectiveness of this Second Supplemental Indenture. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision included in this Second Supplemental Indenture or in the Indenture, which is required to be included in this Second Supplemental Indenture or the Indenture by the TIA, such required provision of the TIA shall control.
     Section 2.07. Governing Law. This Second Supplemental Indenture shall be deemed to be governed by, and construed in accordance with, the internal laws of the State of New York, but without giving effect to applicable principles of conflicts of law thereof to the extent that the application of the laws of another jurisdiction would be required thereby.
     Section 2.08. Conflicts. To the extent of any inconsistency between the terms of the Indenture and this Second Supplemental Indenture, the terms of this Second Supplemental Indenture will control.
     Section 2.09. Successors and Assigns. All agreements of the Company in this Second Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns.
     Section 2.10. Section Titles and Headings. The titles and headings of the sections of this Second Supplemental Indenture are for convenience purposes only and shall not affect the construction hereof.
     Section 2.11. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.
     Section 2.12. Severability. In case any provision of this Second Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.
     Section 2.13. Entire Agreement. This Second Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

DIAMOND TRIUMPH AUTO GLASS,
INC., a Delaware corporation

By:	/s/ Douglas Boyle
Name: Douglas M. Boyle
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael Hopkins

Name: Michael M. Hopkins
Title: Vice President

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